September 16, 2016

Securities and Exchange Commission 100 F Street, NE Washington, DC 20549

This letter confirms that Michael LaGatta, Ken Murphy, Matthew Coleman and Joann Harris are authorized and designated to sign all securities related filings under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, including Form ID Acknowledgements, on my behalf. This authorization and designation shall be valid until December 31, 2019.

Very truly yours,

/s/ Frank J. Johnson III
Frank J. Johnson III